Exhibit 10.2

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (“Amendment”) is effective as of the 1st day of April, 2011, by and between BUSINESS FIRST BANK, a Louisiana state bank (the “Bank”), and David R. Melville, III, an individual resident of the State of Louisiana (“Executive”) (the signatories to this Amendment will be referred to jointly as the “Parties”).

WHEREAS, the Bank and Executive entered into that certain Executive Employment Agreement dated as of August 6, 2009 (“Agreement”); and

WHEREAS, the Parties now desire to amend the Agreement to modify the position and compensation of Executive.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	The first recital of the Agreement is hereby deleted in its entirety.

2.	Paragraph 1 of the Agreement is hereby amended and shall read in full as follows:

“1. Employment. The Bank hereby agrees to employ Executive as the Chief Executive Officer of the Bank, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement. Executive also serves as the Chief Executive Officer of Business First Bancshares, Inc. (the “Company”), the parent company of the Bank.”

3.	Paragraph 3 of the Agreement is hereby amended and shall read in full as follows:

“3. Position and Duties. During the Employment Period, Executive will report directly to the Board of Directors of the Bank (the “Board”). Executive shall perform all services reasonably required by the Board of Directors of the Bank in conformity with the appropriate standards of the banking industry to fully execute the duties and responsibilities associated with his positions. Executive will devote substantially all of his working time, attention and energies to the performance of his duties for the Bank. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.”

4.	Paragraph 5(a) of the Agreement is hereby amended and shall read in full as follows:

“(a) Base Salary. During the Employment Period, the Bank will pay Executive a base salary of $274,500 per year (“Base Salary”), in approximate equal installments in accordance with the Bank’s customary payroll practices. Executive’s Base Salary may be adjusted periodically, and is subject to annual review by the Board or the Compensation Committee of the Board. In the event Executive’s Base Salary is adjusted, the adjusted amount will then constitute the Base Salary for all purposes of this Agreement.”

5.	Paragraph 6(d) is hereby amended as follows:

“(i) the assignment to Executive of any duties materially inconsistent with Executive’s status as Chief Executive Officer of the Bank or a material and adverse alteration in the nature of Executive’s authority, duties or responsibilities, but any amendment to the Agreement agreed to by the parties hereto shall not constitute Good Reason for purposes of this Agreement.

“(ii) deleted.”

Executed as of the     day of May, 2011.

EXECUTIVE	BUSINESS FIRST BANK

David R. Melville, III	Chairman of the Board